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                                                                    Exhibit 10.1

                              MARKETING AGREEMENT


This Marketing Agreement is effective January 1, 1997, by and between FORMMAKER SOFTWARE, INC., a Georgia corporation with principal offices at 2300 Windy Ridge Parkway Suite 400 North, Atlanta, Georgia 30339 ("FSI") and POLICY MANAGEMENT SYSTEMS CORPORATION, a South Carolina corporation, with principal offices at One PMSC Center, Blythewood, South Carolina 29016 ("PMSC").

WHEREAS, FSI and PMSC entered into a Marketing Agreement effective October 29, 1993 (the "1993 Marketing Agreement"); and

WHEREAS, pursuant to the 1993 Marketing Agreement PMSC obtained exclusive marketing rights in the insurance industry for the FSI software which is described in Exhibit A attached hereto (the "Software") and this Agreement replaces and modifies the 1993 Marketing Agreement; and

WHEREAS, FSI and PMSC separately entered into a License Agreement effective October 29, 1993 (the "1993 License") under which PMSC was granted a perpetual, nonexclusive and worldwide license to the Software;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and each act to be performed pursuant hereto, the parties hereby agree as follows:

1.0  Exclusive Marketing Rights

     1.1 FSI hereby agrees that PMSC retains the exclusive right to market and grant licenses of the Software to any third parties within the worldwide property and casualty ("P&C") and Life insurance industries and the non-exclusive right for the health insurance for use in such industries. Additionally, PMSC shall have the non-exclusive right to market and grant licenses of the Software to any third parties worldwide in industries other than insurance, but these marketing rights with respect to non-insurance industries shall continue with respect to a particular territory or a particular industry only for so long as FSI does not grant exclusive rights to such territory or to such industry to its sales personnel or to a third party. FSI agrees to give PMSC at least 90 days' prior written notice of any terminations or restrictions of PMSC's non-exclusive marketing rights. The P&C and Life insurance industries include all such insurance companies, reciprocals and exchanges. Additionally, third parties which provide the benefits of the Software to P&C or Life insurance companies for their production purposes shall be deemed included in the P&C or Life insurance industries, but only to the extent that such third party provides such benefits. As used hereinafter, the term "End User" or "customer" shall mean and

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          refer to insurance and other entities that are users of or likely candidates to use the Software. PMSC shall secure FSI's approval before licensing the Software to an enterprise family of companies that includes a material amount of non-insurance business and FSI shall secure PMSC's approval before licensing the Software to an enterprise family of companies that includes a material amount of insurance business. Neither party shall unreasonably refuse to provide its approval of a request by the other party. FSI acknowledges that PMSC has no minimum marketing obligation hereunder. Additionally, PMSC makes no representations, warranties or guarantees respecting the financial or other success of any marketing efforts which it engages in with respect to the Software.

          Notwithstanding PMSC's exclusive rights above, FSI and PMSC agree to FSI marketing the Software to United States insurance agencies (including MGA), Excess and Surplus companies whose parent company does not have a license to a PMSC policy processing software product or access to similar functions through outsourcing with PMSC, and insurance companies or groups identified on a "Hot List" as initially set forth in Exhibit B (the "FSI List"). In addition to a list of current customers, the FSI List may not contain more than 130 P&C and 130 Life insurance company or group prospects. FSI and PMSC both shall have the right to market the Software into the above-described entities on the FSI List. Specifically, FSI shall have the right to license the Software as a "standalone" (i.e., FSI will not license the Software with a base function interface that integrates the Software with systems which are competitive with PMSC systems) system to the FSI List third parties without royalty to PMSC, and PMSC shall have the right to license the Software to such third parties in conjunction with a PMSC application/service and/or as a standalone offering. Where PMSC licenses the Software as a standalone system to one of the FSI List entities, PMSC shall retain a reduced percentage of the ILC (see Exhibit E). Further, FSI agrees to inform PMSC in writing every six
          (6) months as to licenses of standalone Software systems made into the FSI List. A prospect account initially on the FSI List shall remain on the FSI List only until the first anniversary of the date hereof if no Software products and/or related services are acquired by the account by such anniversary date. New prospects added after old prospects are removed shall stay on the list no longer than six (6) months if no Software products and/or related services are acquired by the account. In addition, FSI may from time to time remove any customers or company or group prospects from the FSI List and add other companies or group prospects in replacement thereof in accordance with the last two sentences of this Section 1.1. FSI agrees to notify PMSC before marketing to Excess and Surplus companies whose parent has a license to a PMSC policy processing software product or access to similar functions through outsourcing with PMSC.

          Certain insurance companies or groups which are PMSC customers or prospects in the United States shall be listed in Exhibit C hereto (the "PMSC Base List"). In

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     addition to a list of current customers, the PMSC Base List may not contain more than 274 P&C and 274 Life insurance company or group prospects. All other P&C and Life insurance companies or groups in the United States which are not on the FSI List or the PMSC Base List are hereinafter referred to as the "PMSC Non-Base List." Prospect accounts shall remain on the PMSC
     Base List for no more than eighteen (18) months, if no Software products and/or related services are acquired by the account. While PMSC will naturally focus on the accounts on the PMSC Base List and FSI will similarly focus on the accounts on the FSI List, each party may market to any account and Exhibit E sets forth the relevant license fee royalties either party will pay the other. When an account on the PMSC Base List or the FSI List is removed from such list, the account shall be available for the other party to place on its list; provided, however, that additions to the FSI List require PMSC's concurrence. PMSC will not unreasonably withhold concurrence for FSI to add an account to the FSI List.

1.2 In consideration of FSI's commitments and obligations under this Agreement, PMSC agrees that for End Users which, prior to this Agreement being terminated or expiring, license the Software pursuant to agreements with PMSC ("License Agreements"), PMSC shall pay FSI certain compensation described below.

1.3 If during the term of this Agreement PMSC (a) elects to enter into a marketing agreement with a third party that has developed a materially competitive product to the Software (such as Image Sciences, Inc. or Computer Language Research, Inc. (EFS) or if PMSC receives significant compensation from licensing fees or otherwise from the marketing of a materially competitive product or (b) PMSC independently commences material development and marketing efforts relative to programs and/or materials which are materially competitive with the Software's electronic forms processing functions, PMSC agrees that FSI may elect to terminate this Agreement, provided that FSI has first given PMSC prior written notice of FSI's election and at least 60 days to cure or otherwise resolve the situation in writing with FSI.

     Notwithstanding the first paragraph of this Section 1.3, (i) FSI agrees that PMSC's marketing of PMSC's products and services for the Internet (all references to the Internet shall be deemed to include Intranets) in conjunction with third party products and services that are materially competitive with FSI's products and services shall not give rise to a right to terminate this Agreement or the 1993 License, (ii) PMSC agrees that FSI is free to market FSI's Internet products and services without license fee royalties to PMSC and regardless of whether they are marketed in conjunction with products and services that are materially competitive with PMSC products and services, (iii) PMSC may provide product and/or services offerings which may utilize or consist of print outsourcing services from third parties, regardless of whether such third party has a software product that is competitive with the Software and regardless of the financial arrangements between PMSC and such third party, without

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          giving rise to any right to terminate this Agreement or the 1993
          License, and (iv) PMSC's acquisition of business units that have existing relationships with FSI competitors shall not give rise to a right to terminate this Agreement or the 1993 License. Notwithstanding the foregoing, during the term of this Agreement PMSC will not use the Software as any part of an Internet services-only offering without further agreement with FSI.

     1.4 Notwithstanding Section 1.3 above, PMSC shall at all times be free to provide services support to those of its customers which license or have licensed software from any third party, provided that PMSC shall not utilize the Software in any such servicing. For example, if a PMSC customer utilizes DocuMerge as its print solution, nothing herein shall restrict PMSC from providing services related to enabling DocuMerge to interface with PMSC's software systems.

     1.5 FSI hereby authorizes PMSC to make as many copies of the Software as PMSC reasonably deems necessary to exercise its marketing rights granted under this Agreement. This includes the right to use the Software without license fees for PMSC's business purposes in-house if PMSC so elects.

2.0  FSI Responsibilities

     2.1 FSI shall provide the following ancillary marketing support at no charge to PMSC (but none of such marketing support nor any of the required actions under any of Sections 2.2, 2.3, or 2.4 below shall include an FSI obligation to translate the Software or any related materials into another language; however, the foregoing shall not change the current understanding that if and when FSI may make the Software available in another language, FSI shall provide same to PMSC hereunder on the same terms and conditions as if the Software were in English):

          2.1.1 Promotion of the Software with national advertising and via demonstrations, presentations and lectures.

          2.1.2 Provide periodic education and training in a reasonable manner for PMSC marketing and technical sales support personnel.

          2.1.3 Provide demonstration materials contained on magnetic or other media, with associated manuals and documentation, for purposes of conducting demonstrations of the Software (provided, however, that such materials shall not include any forms owned by ACORD or substantiallysimilar to ACORD forms without FSI first providing PMSC with a copy of FSI's written agreement with ACORD which permits such inclusion without any obligation).

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          2.1.4  Upon PMSC's request, provide reasonable marketing support at conferences, business and trade shows, and reasonable marketing seminars with PMSC personnel.

          2.1.5 Upon PMSC's request, provide reasonable marketing support for the procurement of End User License Agreements.

     2.2 FSI represents and warrants that since the 1993 Marketing Agreement and during the term of this Agreement it both has and will continue to provide PMSC with the complete source code, object code and documentation for the most current versions of the Software. Throughout the term of this Agreement, FSI shall continue to provide PMSC and all MESA-supported End Users with the latest source code (unless PMSC and FSI mutually agree in writing to not provide some of the Software in source code), object code and documentation of any Maintenance or Enhancement updates or new editions of the Software as soon as practicable and in no event later than the date on which such update or new edition is made generally available. "MESA" is defined in applicable License Agreements. Notwithstanding PMSC's standard terms regarding Enhancements, FSI hereby represents and warrants that FSI shall provide PMSC and End Users with Enhancements to the Software consistent with PMSC's directions throughout the term of this Agreement subject to the provisions of Section 2.4 of this Agreement.

     2.3 FSI shall provide MESA for licensed Software to PMSC and End Users as provided herein and in executed License Agreements. The general form of such License Agreements shall be approved by both PMSC and FSI. PMSC shall supply FSI with copies of such License Agreements. FSI shall keep the terms of such License Agreements confidential as PMSC Confidential Information under Section 9.0 below without the requirement of labeling such documents "Confidential". In the event that this Agreement is terminated by PMSC due to an "Event of Default", as defined below, caused by FSI while an End User still is entitled to MESA for Software pursuant to the terms of a License Agreement, PMSC may elect to provide future MESA support to End Users and retain all further MLC without obligation to provide further compensation to FSI, and FSI shall be obligated during the first twelve (12) months after such termination to pay PMSC thirty-five percent (35%) of the MLC that FSI is then receiving from accounts which have directly contracted with FSI and thereafter, to pay twenty percent (20%) of such MLC for the remainder of the initial MESA Terms of such FSI contracts. In the event of a termination of this Agreement by FSI due to an Event of Default caused by PMSC, FSI may elect to retain all MLC from End Users which FSI has directly licensed without obligation to provide further compensation to PMSC and all other End Users which PMSC has directly contracted with shall be subject to PMSC thereafter providing MESA and remitting to FSI a thirty-five percent (35%) royalty on MLC actually received during the first 12 months after termination and thereafter only a twenty percent (20%) royalty to FSI

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     on MLC actually received for the remaining term of that End User's initial
     MESA Term.

2.4 PMSC will provide FSI with Enhancement requests and FSI agrees to use reasonable efforts to provide such Enhancements to the Software in a way that causes the Software to support PMSC's Series II, Series III, POINT, INSURE/90, CyberLife and other systems or architectures and ongoing functional requirements of End Users with MESA for the Software, including any and all platform changes PMSC may elect to provide for its Systems. FSI agrees that, during the term of this Agreement, PMSC may reasonably direct FSI regarding such Enhancements subject to the requirement that the level of Enhancements shall bear a reasonable relationship to the income that is reasonably likely to be available to FSI from such Enhancements. FSI and PMSC senior management shall mutually define lists of Enhancements as PMSC deems reasonably necessary. FSI acknowledges that PMSC hereby seeks to be able to exercise substantial influence in decisions regarding Enhancements, and PMSC acknowledges that FSI shall only be subject to such influence to the extent required under the terms of this Section 2.4.

2.5 FSI agrees that PMSC may provide any and all installation, implementation (including training) or other services to licensed End Users for the Software. FSI further agrees that PMSC may enter into any such services agreement under terms, conditions and charges established by service agreements directly between PMSC and the End User. FSI agrees to provide PMSC with any reasonable assistance requested by PMSC in order for PMSC to provide chargeable Software services or for PMSC to be trained to provide such services, except that FSI shall not be required to provide such assistance with respect to any customer to which FSI is providing any services at such time under a contract directly between such customer and FSI. PMSC and FSI agree to continue their use of the current Subcontractor Agreement dated April 10, 1994 for FSI to provide such services on mutually acceptable terms and rates, and it is agreed that the above-referenced "any reasonable assistance" shall be provided under Work Orders at the agreed rate of $11,500 per person month and the parties agree to clarify this understanding by Addendum to the Subcontractor Agreement.

     FSI agrees that if PMSC does not terminate the 1993 License, then during the term hereof and for three (3) years after any termination of this Agreement, FSI shall not enter into any relationship with any third party that has a product which is materially competitive with a PMSC software product that exists or has been publicly announced at the time of such termination (not including the Software) and in the event of a breach of the foregoing commitment, notwithstanding anything to the contrary set forth in this Agreement, PMSC shall be entitled to exercise any or all remedies it may have at law or in equity (without the necessity of posting any bond or other financial instrument) for damages or injunctive relief.

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     2.6  FSI shall not be obligated to provide Maintenance for any part of the
          Software which has been modified without FSI's consent.

     2.7 FSI shall, at FSI's expense, take reasonable steps from time to time as may be reasonably necessary or prudent to protect the ownership of the intellectual property rights embodied in the Software, including all intellectual property associated with the Software, including by seeking to enjoin any infringement of such intellectual property. FSI shall promptly respond in reasonable detail to any inquiry of PMSC regarding the scope of such efforts and the existence of any known or suspected unauthorized or conflicting uses or applications of such intellectual property. In the event that, following PMSC's request, FSI fails to take the steps reasonably necessary to protect FSI's intellectual property and preserve the value of PMSC's rights, PMSC is authorized (but shall not be obligated) upon written notice to FSI to take such action on FSI's behalf and in FSI's name and place and PMSC may recover its reasonable costs of doing so from FSI.

3.0  PMSC Responsibilities

     3.1 PMSC shall market the Software at such times and in such manner as it in its sole discretion shall deem appropriate and consistent with the terms and conditions of this Agreement. During the term of this Agreement, PMSC may use any FSI trade name, logo, trademark, service mark or other identifying symbol; however, PMSC shall not be obligated to use same. It is specifically understood that PMSC may market the Software under names PMSC has selected, and that as between FSI and PMSC, PMSC owns all rights and interests in the following names or marks: Easy Forms Display ("EFD"), Easy Forms Print ("EFP"), Advanced Forms Generation ("AFG"), Advanced Forms Entry ("AFE"), Distributed Forms Generation ("DFG"), and Distributed Forms Entry ("DFE"). FSI may utilize the above names in connection with End Users during the term of this Agreement. PMSC and FSI agree that they are joint owners of the Document Automation Platform ("DAP") name or trademark and that no later than 12 months after the termination of this Agreement, each party will modify its use of the "DAP" mark to make it distinct from the other's modified version of the DAP mark.

     3.2 PMSC shall license the Software by executing License Agreements which are submitted from End Users. PMSC may consult FSI in negotiations of the License Agreements with End Users as PMSC deems reasonably necessary.

     3.3 During the term of this Agreement, where PMSC licenses the Software as part of a PMSC system/service to any account or where FSI licenses the Software as a standalone product, the parties agree that the payment of applicable royalties on the ILC and MLC shall be as defined in Exhibit E. However, effective January 1, 1997 and thereafter, PMSC agrees that the royalty to be paid to FSI on all MLC from

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          existing contracts in the United States and Canada at that time shall be sixty-five percent (65%). FSI and PMSC further agree that the ILC and MLC royalties for other geographies is defined as those in Exhibit E.

          Notwithstanding the above, Addendum No. 3, as amended, to the 1993 Marketing Agreement provided for certain understandings regarding PMSC's Software inventory rights as described hereafter. After the first $2,000,000 in ILC's to End Users for Software licenses executed after January 1, 1996, and until such time as the amount of such additional End User license fees is greater than an amount equal to
          (i) $2,000,000, minus (ii) the total ILC's charged to End Users for Software licenses during the period from October 13, 1995 through December 31, 1995, PMSC shall reduce its inventory of the Software by the amount of ILC royalty that PMSC would otherwise pay FSI in the absence of this provision. With respect to those End User license fees which were subject to inventory reduction as computed in the immediately preceding sentence, PMSC's ILC payment obligations to FSI will not be subject to cash payment to FSI. Furthermore, the parties agree that at such time as the total of ILC's charged to End Users for Software licenses after January 1, 1996 equals (i) $4,000,000 minus
          (ii) the total ILC's charged to End Users for Software licenses during the period from October 13, 1995 through December 31, 1995, FSI shall thereafter be entitled to payment of the agreed upon royalties (as determined from Exhibit E) based on the ILC's charged to End Users that license the Software from PMSC during the remaining term of this Agreement and any extensions, if applicable.

     3.4 During the term of this Agreement, the ILC and MLC charged by PMSC to End Users for use of Software shall be determined in accordance with Exhibit D, as such Exhibit is amended from time to time by mutual agreement of FSI and PMSC. PMSC shall not reduce ILC and MLC charges more than 25% below the initial list pricing set forth in Exhibit D without the approval of an FSI Vice President or above. PMSC agrees to put all price reduction approval requests in writing to an FSI Vice President or above and FSI agrees to provide copies of any such approved requests to the applicable PMSC marketing representative and to PMSC's General Counsel.

4.0  Representations And Warranties:

     4.1 FSI represents and warrants that PMSC shall receive, pursuant to this Agreement and as of the effective date of this Agreement, the worldwide rights to market licenses of the Software as provided herein. FSI represents and warrants that it has sole title to the Software. FSI represents and warrants that it has the unqualified right to transfer to PMSC the marketing rights to the Software which are the subject of this Agreement. FSI represents and warrants that FSI has not entered into a written agreement that imposes on FSI an obligation or restriction which would materially

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          interfere with, be inconsistent with, or present a conflict of interest concerning the Software or FSI's obligations hereunder.

     4.2 FSI represents and warrants that the Software does not and will not infringe any patent, copyright, trade secret or other intellectual property rights of any third party in any material respect; that no notice or claim alleging any such infringement has been received by FSI; that the Software is eligible for protection under applicable copyright law and has not been forfeited to the public domain; and that the source code and Software specifications have been maintained in reasonable confidence.

     4.3 FSI represents and warrants that there are no agreements or arrangements now or previously in effect with respect to the marketing, distribution, licensing, or promotion of the Software by any third party where such third party can receive compensation as a result of an entity in the insurance industry obtaining benefits from use of the Software by itself or by a third party.

     4.4 FSI represents and warrants that the execution and delivery of this Agreement by FSI does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of FSI. No consent, approval, order or authorization of, or registration declaration or filing with, any governmental or other entity is required to be obtained or made by or with respect to FSI in connection with the execution and delivery by FSI of this Agreement or the consummation of the transactions contemplated hereby.

     4.5 FSI represents and warrants that FSI has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person or entity. The execution, delivery and performance by FSI of this Agreement have been duly authorized and approved by the Board of Directors of FSI. This Agreement and all FSI commitments set forth herein constitute the valid and legally binding obligations of FSI enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect that affect creditors' rights generally.

     4.6 FSI represents and warrants that both now and in the future the Software shall conform and operate in all material respects in accordance with its user and technical documentation, specifications and FSI- approved marketing brochures for the entire term of this Agreement, and that the attached Exhibit A includes a complete and correct list and summary description of all computer software modules currently comprising the Software. If any failure of the Software to so conform occurs during the term of this Agreement, FSI shall immediately correct or replace the Software and/or documentation (whichever PMSC reasonably directs) so as to cause it to

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          conform without cost to PMSC or an End User; provided that (i) FSI receives reasonable and timely notice of any such failure in writing or by telephone confirmed in writing later, (ii) the Software has not been modified other than as approved by FSI or as contemplated by FSI in its documentation and (iii) any delivered improvements to the Software which would affect such failure to conform have been implemented.

     4.7 PMSC represents and warrants that PMSC has the right to license its software systems to End Users and agrees to defend FSI against all claims arising from the actual or alleged infringement by PMSC software of the rights of third parties, provided that PMSC receives reasonable and timely notice in writing of the receipt by FSI of any such claim or notice of any such claim and permits PMSC upon request, and at PMSC's cost and expense, to assume and control the defense or settlement thereof. FSI agrees to cooperate with PMSC in every reasonable manner in the defense of such claim. In defending or settling any such claim PMSC may elect to (i) obtain the right of continued use of its software system, or part thereof, which is alleged to be infringing or (ii) replace or modify such software, or part thereof, so as to avoid such claim of infringement; PMSC will not be obligated to defend or settle any claim of infringement (i) asserted by a parent, subsidiary or affiliate of FSI, or (ii) resulting from use of the PMSC software in combination with non-PMSC systems. Under no circumstances shall FSI make any additions to, changes in, or modifications of PMSC software.

     4.8 PMSC represents and warrants that the execution and delivery of this Agreement by PMSC does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of PMSC. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or other entity is required to be obtained or made by or with respect to PMSC in connection with the execution and delivery by PMSC of this Agreement or the consummation of the transactions contemplated hereby.

     4.9 PMSC represents and warrants that PMSC has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person or entity whomsoever, or if consent is required, then it has been properly obtained. This Agreement and all PMSC commitments set forth herein constitute the valid and legally binding obligations of PMSC enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect that affect creditors' rights generally.

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5.0  Default

     5.1 If either party fails to timely, fully, and correctly perform any of its material obligations set forth in this Agreement, then the other party may give written notice (specifically identifying the breach on which termination is based) that it will terminate this Agreement unless such material failure is corrected or the parties otherwise agree in writing within sixty (60) days after such notice is effective. Correction of the breach described in such notice shall render the notice void. Both parties agree that before any such notices shall be given, all reasonable attempts shall be made to escalate the dispute in writing to senior most management of both parties for resolution. Failure to correct or otherwise agree during such 60-day period shall constitute an "Event of Default" with respect to the breaching party. Upon the occurrence of an Event of Default on the part of FSI, PMSC may, but shall not be obligated to, exercise one or more of the following remedies: (i) PMSC may terminate this Agreement by notice to FSI; and (ii) PMSC may, but shall not be obligated to, utilize the source code for the Software to provide needed support to End Users. Upon the occurrence of an Event of Default on the part of PMSC, FSI may, but shall not be obligated to, terminate this Agreement by notice to PMSC.

     5.2 PMSC's use of the source code as provided above shall in no way reduce or release FSI from any liability for the material failure to perform FSI's obligations hereunder. Except as otherwise provided, no termination of this Agreement shall affect the obligations of either party which arise prior to such termination.

6.0  Services

     6.1 Property and Casualty: For the P&C marketplace, the rate at which PMSC can subcontract P&C services to FSI (subject to FSI's acceptance) shall be determined from the chart in Section 6.1.1 below. These rates in Section 6.1.1 are based on PMSC's P&C division not electing to subcontract at least ninety percent (90%) of all P&C services to FSI. If PMSC's P&C division elects to subcontract at least ninety percent (90%) of all P&C services to FSI, the subcontract rates for the P&C business will be the same as the rates for PMSC's Life division as shown in Section 6.2.1 below and PMSC may change such election at any time by providing 90 days' prior written notice to FSI.

         6.1.1 If FSI executes a subcontract agreement for P&C services (including Work Orders) that obligates FSI to have complete management and task performance responsibility, including without limitation all of PMSC's risks of collection (to the extent that a customer is withholding payment due to faulty performance on the part of FSI) and FSI indemnification of PMSC for all contractual risks, for a PMSC service agreement (including Work Orders), FSI's rates shown in the FSI agreement shall be as follows:

                Customer Bill Rate - In Person Months    PMSC Gross Margin
                -------------------------------------    -----------------
                    Below $11,500                             10%
                    $11,500-$13,499                           15%
                    $13,500-$14,499                           17.5%
                    $14,500-$15,499                           20%
                    $15,500 and above                         22.5%

          6.1.2 If PMSC elects to let FSI provide the P&C services under a contract written between FSI and the applicable customer, FSI agrees to have complete management and task performance responsibility, including without limitation all of PMSC's risks of collection and FSI indemnification of PMSC for all contractual risks, and FSI agrees to pay PMSC a royalty equal to fifty percent (50%) of the revenue in excess of $8,000 per person month.

     6.2 Life: For the Life marketplace, the rate at which PMSC can subcontract Life services to FSI (subject to FSI's acceptance) shall be determined as follows. These rates are based on PMSC's Life division electing to subcontract at least ninety percent (90%) of all Life services to FSI. PMSC hereby elects to initially subcontract at least 90% of the Life services to FSI; however, PMSC shall be free to change such election on ninety (90) days' prior notice to FSI. If FSI falls to timely provide to PMSC accounts services to which FSI has agreed, both as to type and schedule, then PMSC may elect to only pay FSI 50% of the royalty which PMSC would otherwise pay on the ILC for that account (or if already paid, to recover such amounts from other payments).

          6.2.1 If PMSC subcontracts Life services to FSI but PMSC expressly elects in the written understanding with FSI to be responsible for the management of the services project, (i) FSI shall still be responsible for performance in accordance with its contract with PMSC (and PMSC shall be responsible to pay FSI for acceptable performance even if the PMSC Customer has not paid
                PMSC) and (ii) FSI agrees that for a PMSC customer rate equal to or in excess of $12,000 per person month, the FSI subcontractor rate shall be 70% of the customer rate; otherwise PMSC and FSI shall mutually agree in writing on the subcontractor rate to be used. FSI shall take the initial lead in documenting such understanding. If PMSC Life division no longer elects to subcontract at least ninety percent (90%) of all services to FSI, then either 6.2.2 or 6.2.3 below shall be applicable.

          6.2.2 If FSI executes a subcontract agreement for Life services (including Work Orders) that obligates FSI to have complete management and task performance responsibility, including without limitation all of PMSC's risks of collection and FSI indemnification of PMSC for all contractual risks, for a PMSC service agreement (including Work Orders), FSI's rates shown in the FSI agreement shall be as follows:

                 Customer Bill Rate - In Person Months    PMSC Gross Margin
                 -------------------------------------    -----------------
                    Below $11,500                               10%
                    $11,500-$13,499                             15%
                    $13,500-$14,499                             17.5%
                    $14,500-$15,499                             20%
                    $15,500 and above                           22.5%

          6.2.3 If PMSC elects to let FSI provide the Life services under a contract written between FSI and the applicable customer, FSI agrees to have complete management and task performance responsibility, including without limitation all of PMSC's risks of collection and FSI indemnification of PMSC for all contractual risks, and FSI agrees to pay PMSC a royalty equal to fifty percent (50%) of the revenue in excess of $8,000 per person month.

     6.3 Outsourcing: PMSC agrees that notwithstanding its exclusive marketing rights for the P&C and Life insurance industries, FSI may use the Software to provide outsourcing services offerings to P&C and Life insurance companies worldwide. In consideration of this agreement, FSI agrees to pay PMSC ten percent (10%) of the print outsourcing revenue, net of actual costs for postage and consumable supplies, received from the PMSC Base List customers and prospects, provided that they are not already licensees of the Software and paying an MLC. The parties agree to review on a case by case basis the division of revenue for outsourcing services in other territories. The above 10% royalty shall be estimated upon FSI entering into the contract with the customer, prorated into annual portions payable at the beginning of each 12-month period and paid to PMSC on a non-refundable basis so that PMSC may treat this royalty fee in a manner similar to ILC for purposes that include commission credit (as and to the extent provided in any applicable PMSC marketing compensation scheme) for the PMSC account representative whose customer acquires print outsourcing directly from FSI (example: FSI estimates that the 10% net revenue royalty is $10,000 over 5 years for a hypothetical new outsourcing P&C customer. The first year FSI pays PMSC $2,000 non-refundable upon contract signing. Then for the next year and each following year FSI re-estimates the forecast and factors in actual results for the past year. Therefore if actual net revenue had been $18,000 [or $22,000] and was re-forecast to be the same in year 2, FSI would pay PMSC $1,600 [or $2,400] non-refundable at the beginning of year 2.) FSI shall only be obligated to pay PMSC this ten percent (10%) royalty on print outsourcing revenue from P&C and Life insurance accounts which do not separately license the Software.

          At any time, PMSC can terminate the TPM and JUA contractual relationship(s) it may have with FSI for print outsourcing services on twelve (12) months' written notice and bring in-house the TPM and JUA customers that formerly were outsourced in FSI's Print Center. Additionally or alternatively, PMSC can terminate any of those contractual relationships specified on Exhibit I on three (3) months' prior written notice and bring such customers in-house. If PMSC exercises the above rights to terminate FSI print outsourcing services and PMSC thereafter provides the print outsourcing services using the Software, then for the remaining term of this Agreement PMSC shall pay FSI a royalty of ten percent (10%) of a hypothetical MLC calculated using the actual processed DWP. If FSI provides print outsourcing services under the terms of the paragraph immediately preceding this paragraph and PMSC later persuades such account(s) to use PMSC's outsourcing services, PMSC shall treat such situation under the terms set forth below.

          During the term of this Agreement, PMSC will pay FSI a royalty for outsourcing use of the Software calculated to equal thirty-five percent (35%) of a hypothetical MLC calculated using the actual processed DWP of the PMSC print outsourcing accounts; provided that this shall not apply to the TPM, JUA and Exhibit I business addressed above where the royalty percentage is ten percent (10%) rather than thirty-five percent (35%). PMSC will pay this royalty on all accounts which PMSC contracts with for outsourcing by PMSC using the Software during the term of this Agreement, regardless of whether before or after PMSC elects to bring its TPM, JUA or other accounts in-house. The above thirty-five percent of hypothetical MLC royalty terminates with the termination or expiration of this Agreement. PMSC shall not be obligated to pay any royalty on any new outsourcing accounts which PMSC contracts with after the termination date of this Agreement. Additionally, if PMSC elects as provided above to take the TPM, JUA and other business in-house, PMSC also agrees to pay FSI the remaining amount yet to be amortized for FSI's implementation cost of the Print Center related to PMSC projects (see Exhibit G).

          While this Agreement is in effect and PMSC uses FSI's print outsourcing services for PMSC's customers, PMSC and FSI agree that any and all of their outsourcing services contracts shall be amended in a fashion similar to Addendum No. _____ set forth in Exhibit F. The intent of such amendments is to provide for one consolidated understanding that determines FSI's monthly charge per image for all the PMSC business processed in FSI's Print Center, i.e. FSI's pricing shall be based on the total, aggregated volume of print produced by the Software in any environment where the

          Software is used with a PMSC customer. The total aggregated volume shall determine the FSI charge to PMSC according to the Print Center graduated scale as defined in Exhibit F. FSI agrees that PMSC shall receive "Most Favored Nation" pricing for the PMSC business processed in FSI's Print Center. Further, FSI and PMSC agree that PMSC will have no minimum volume requirements. Additionally, the provisions of Addenda 2 and 4 of the 1993 Marketing Agreement are preserved, as set forth in Exhibit H for PMSC's benefit should PMSC elect to utilize such pricing.

7.0  Indemnification

     7.1 FSI hereby agrees to fully indemnify, defend and hold PMSC harmless from and against all liability, loss, damages or injury and all reasonable costs and expenses (including reasonable counsel fees and costs and expenses related thereto) suffered or incurred by PMSC and arising directly from any material misrepresentation or breach of any covenant or warranty of FSI contained in this Agreement. In the case of any third party claim against PMSC, FSI further agrees to submit to personal jurisdiction in any forum in which PMSC may be sued on any claim subject to indemnification. Any information FSI may have given PMSC prior to the effective date hereof shall in no way limit, affect or impair the ability of PMSC to rely upon the representations, warranties, covenants and obligations of FSI set forth in this Agreement. All representations and warranties made or undertaken by FSI in this Agreement have been relied upon by PMSC and shall survive the execution and performance of this Agreement.

     7.2 PMSC hereby agrees to fully indemnify, defend and hold FSI harmless from and against all liability, loss, damages or injury and all reasonable costs and expenses (including reasonable counsel fees and costs and expenses related thereto) suffered or incurred by FSI and arising directly from any material misrepresentation or breach of any covenant or warranty of PMSC contained in this Agreement. In the case of any third party claim against FSI, PMSC further agrees to submit to personal jurisdiction in any forum in which FSI may be sued on any claim subject to indemnification. Any information PMSC may have given FSI prior to the effective date hereof shall in no way limit, affect or impair the ability of FSI to rely upon the representations, warranties, covenants and obligations of PMSC set forth in this Agreement.

          All representations and warranties made or undertaken by PMSC in this Agreement have been relied upon by FSI and shall survive the execution and performance of this Agreement.

     7.3  The foregoing indemnities are conditioned on the following:

          7.3.1 Prompt written notice to the indemnifying party of any claim or proceeding subject to indemnity; however, the failure to give prompt notice shall not waive the above indemnification if the indemnitee's rights are not prejudiced in any material respect; and

          7.3.2 Cooperation by the indemnified party in the defense and settlement of such claim at the expense of the indemnifying party; and

          7.3.3 Prior written approval by the indemnifying party of any settlement, which approval shall not be unreasonably withheld.

8.0  Term and Termination

     8.1 This Agreement shall be effective on the date first above written and shall remain in force for a period of three (3) years. Notwithstanding the preceding sentence, at any time after this Agreement has been in effect for twelve (12) months, PMSC shall have the option to terminate this Agreement for convenience with ninety (90) days' prior written notice to FSI, which notice may not be given until after the expiration of such 12-month period. Neither party shall be obligated to renew this Agreement at the end of the 3-year term. Upon termination (whether as a result of PMSC giving a 90-day notice or the Agreement not being renewed at the end of its 3-year term) the MLC royalties which PMSC pays FSI on existing contracts shall decrease from 65% of revenue to 35% of MLC revenue actually received and FSI shall continue to provide base Software support, fixes, and enhancements (including new releases) for 12 full calendar months after the termination of this Agreement. Upon such termination (other than a termination based on an Event of Default with respect to PMSC), FSI and PMSC agree to work together in good faith to mutually define the scope of the next two (2) releases of the Software which are expected to be produced during the twelve (12) month period after such termination. PMSC may provide its customers with PMSC specific enhancements during such period; however, FSI shall not be obligated to support such PMSC development. During the second 12 full calendar month period after such termination and for so long as PMSC does not elect to terminate its license for the Software under the 1993 License, the MLC royalties which PMSC pays FSI on contracts existing on the date of termination shall decrease from 35% of revenue to 20% of MLC revenue actually received from customers. During the second 12 full calendar month period, FSI will make available Software support (i.e., fixes, releases, training, and education) to PMSC on a time and materials basis at $11,500 per person month. FSI and PMSC agree that for a period of six (6) months from the earlier of (i) the date PMSC gives 90 days' prior written notice or (ii) the end of the 33rd full calendar month after the effective date hereof, both parties will work together to develop an orderly transition plan for existing customers. If PMSC gives 90 days' written notice of termination, then 30 days after such notice is given, the marketing relationship becomes non-exclusive. FSI and PMSC agree to use commercially reasonable efforts to amicably unwind from any accounts where joint marketing efforts were underway at the end of such 30-day period. If and when this Agreement terminates, PMSC and FSI agree that they will evaluate the possibility of a nonexclusive marketing understanding.

     8.2 In addition to Sections 1.3 and 2.5, either party shall have the right to terminate this Agreement in the event of an Event of Default with respect to the other party as provided in Section 5.1.

     8.3 In the event of any termination or expiration of this Agreement (i) FSI's duty to provide PMSC with the then current version(s) of the Software (including any work in progress) (except in the case of a termination due to an Event of Default caused by PMSC), (ii) either party's rights to hold the other accountable for any breach of the provisions of the Section entitled "Representations and Warranties", and (iii) the provisions of the Sections entitled "Indemnification" and "General" shall survive and continue and shall bind the parties and their legal representatives, successors, and assigns.

9.0  Information

     9.1 PMSC acknowledges that FSI has represented the confidential nature of the Software and certain other information which FSI may have shared with PMSC from time to time. Information (other than the Software) to be treated as Confidential Information by PMSC under this Agreement will be marked by FSI as "Confidential" prior to disclosure to PMSC or, if orally or visually disclosed, specifically declared to be Confidential Information in writing within 20 days following such disclosure to PMSC. The Software and such marked or declared information is referred to as the "FSI Confidential Information." PMSC will take reasonable steps to not disclose the FSI Confidential Information in an unauthorized manner by exercising a degree of care which is similar to that used to protect PMSC's own proprietary information from unauthorized use or disclosure; provided that if a third party infringes FSI's proprietary rights in the Software,
          Section 2.7 shall apply. The foregoing is an express commitment of PMSC to FSI.

     9.2 FSI hereby agrees that all information regarding PMSC's systems, services and strategic directions, which does not include nonconfidential marketing information such as the existence of this Agreement, communicated by PMSC to FSI, prior to the effective date hereof, shall be given by PMSC and received by FSI in confidence and shall be used only for the purposes of the prior agreements referred to above and this Agreement and only in accordance with the terms of that certain Non-Disclosure Agreement between the parties dated August 14, 1990, as amended.

          FSI acknowledges that PMSC has represented the confidential nature of the PMSC software systems and documentation ("Systems") and certain other information which PMSC may have shared with FSI from time to time. Information (other than the

          Systems) disclosed after the effective date hereof and to be treated as Confidential Information by FSI under this Agreement will be marked by PMSC as "Confidential" prior to disclosure to FSI or, if orally or visually disclosed, specifically declared to be Confidential Information in writing within 20 days following such disclosure to FSI. The Software and such marked or declared information is referred to as the "PMSC Confidential Information." FSI will take reasonable steps to not disclose the PMSC Confidential Information in an unauthorized manner by exercising a degree of care which is similar to that used to protect FSI's own proprietary information from unauthorized use or disclosure. The foregoing is an express commitment of FSI to PMSC.

     9.3 The confidentiality obligations set forth in either 9.1 or 9.2 above shall not apply to the extent (i) a party is required to disclose the information under court or governmental order; provided that such party shall use reasonable and diligent efforts to first notify the other party so that such other party can attempt to secure an appropriate protective order; (ii) the information is in or comes into the public domain through no wrongful act or omission of the other party; (iii) the information is received by a party from a third party not in violation of an obligation of confidentiality; (iv) a party discloses or makes available its information to a third party on an unrestricted basis; or (v) a party is able to demonstrate that such information or technology has been independently developed by or on behalf of such party. Additionally, no information marked as "Confidential" under Section 9.1 or Section 9.2 shall constitute FSI Confidential Information or PMSC Confidential Information, as the case may be, except to the extent that the receiving party shall have agreed in writing to the designation of such information as "Confidential" after receiving a written disclosure of the general nature thereof. Furthermore, the confidentiality provisions of Sections 9.1 and 9.2 shall not be deemed to limit any of the following actions: (a) a party's disclosure of the existence of this Agreement and the basic concepts of same, (b) a party's disclosure of this Agreement in connection with a loan, private sale of equity or other securities, or other significant transaction involving such party, such as a merger of such party, provided first that a reasonable confidentiality agreement is secured for the benefit of the other party hereto, or (c) a party's disclosure (by filing with the Securities and Exchange Commission and any state regulatory agency or otherwise) of this Agreement in connection with any offering of securities that are registered under the Securities Act of 1933, as amended (a "Registered Offering"), provided that the disclosing party shall have first requested confidentiality with respect to the filing thereof. Notwithstanding the above or anything else to the contrary in this Agreement or elsewhere, FSI agrees that if there is a disclosure of the Agreement or a material portion of the terms and conditions thereof in connection with a Registered Offering and if PMSC is dissatisfied or uncomfortable with same in PMSC's sole discretion, PMSC shall have express right to terminate this Agreement on 10 days' prior written notice, in which case such termination shall be treated as the equivalent of the 90 day notice termination or non-renewal referred to in Section 8.1.

10.0 Freedom of Independent Development

     10.1 Nothing in this Agreement shall be construed as prohibiting or restricting PMSC from independently developing and marketing programs and/or materials which are in any manner competitive with the Software. The foregoing sentence does not amend or diminish Section
          1.3 above.

     10.2 PMSC hereby grants FSI a non-exclusive, paid-up, royalty-free, worldwide license to utilize and market any improvements, derivations and modifications of the Software made by PMSC prior to the termination of this Agreement and delivered by PMSC to FSI, including copyrights thereto, which license shall survive termination of this Agreement. FSI is expressly granted the right to assign or sub-license any such improvements, derivations and modifications following the termination of this Agreement. The foregoing shall not apply to any interfaces developed by PMSC, and PMSC shall retain all rights, title and ownership, including copyrights thereto, to any such interfaces developed by PMSC.

11.0 General

     11.1 All notices which are required or permitted to be given or submitted pursuant to this Agreement shall be in writing and shall be either (i) delivered in person, (ii) sent certified mail, return receipt requested, to the address set forth herein or to such other address as a party may from time to time designate in writing for such purpose,
          (iii) sent using Federal Express or other reliable overnight delivery service or (iv) sent by telefax to the following numbers: PMSC - (803) 735-5560/FSI - (770) 953-0217. Notices shall be deemed to have been given at the time when personally delivered, the next day if by overnight delivery, upon sending if by telefax, or if mailed in a certified, post-paid envelope, upon the fifth (5th) calendar day after the date such notice shall be postmarked. All notices to PMSC shall be addressed to its General Counsel.

     11.2 Neither party shall, voluntarily or by operation of law, assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. A merger shall not be deemed an assignment for the purposes of this Agreement however, in the event that FSI is merged into a competitor of PMSC as determined in PMSC's sole discretion, PMSC may elect to terminate this Agreement upon immediate notice on the same terms as provided at the end of Section
          9.3 above.

     11.3 The terms and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any third party (other than successors and permitted assigns of the parties) any legal or equitable right, remedy or claim under or in respect to this Agreement or any covenants, conditions or provisions contained herein.

     11.4 PMSC and FSI covenant and agree, each to the other, that while this Agreement is in effect between them, neither will directly or indirectly induce or attempt to induce any employee of the other to terminate his or her employment without the prior written consent of the other. Nor will either party, without the prior written consent of the other, offer employment to an employee of the other or to any former employee of the other during the six (6) month period immediately following such former employee's termination.

     11.5 This Agreement and any Exhibits hereto: (i) constitute the entire agreement between the parties and supersede and merge any and all prior discussions, representations, demonstrations, negotiations, correspondence, writings and other agreements and together state the entire understanding and agreement between PMSC and FSI respecting the subject matter of this Agreement; (ii) may be amended or modified only in writings agreed to and signed by authorized contracting officers of PMSC and FSI; and (iii) shall be construed performed and enforced in all respects in accordance with the laws of the State of South Carolina. This Agreement is independent of the 1993 License, and neither shall be construed to be dependent on, contingent on, or in consideration for the other.

     11.6 The captions and Section numbers appearing in this Agreement are inserted only as a matter of convenience and do not in any way define, limit, construe or describe the scope or intent of such Sections or in any way affect this Agreement.

     11.7 If any provision of this Agreement or the application thereof is hereafter held invalid or unenforceable the remainder of this Agreement shall not be affected thereby, and to this end the provisions of this Agreement are declared severable.

     11.8 No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of any such right. Pursuit of certain remedies with respect to all or some of the rights granted hereunder shall not bar other remedies with respect to the rights granted hereunder. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     11.9 NEITHER PARTY SHALL BE RESPONSIBLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR ANY LOST PROFITS WHICH MAY RESULT FROM ITS PERFORMANCE OR FAILURE TO PERFORM HEREUNDER WITH THE EXCEPTION OF RIGHTS EXPRESSLY ARISING UNDER THE TERMS OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION SECTION 2.5, THE PARTIES' EXCLUSIVE REMEDY FOR BREACH OF THIS AGREEMENT SHALL BE TERMINATION OF THE AGREEMENT IN ACCORDANCE WITH THE TERM AND TERMINATION SECTION, AND COLLECTION OF FEES AND OTHER AMOUNTS EXPRESSLY PROVIDED FOR HEREIN AS DAMAGES.

     11.10 PMSC and FSI hereby specifically agree and acknowledge that they are not creating a partnership or joint venture hereby and that neither party, nor any employee of either party, shall be deemed an employee or agent of the other party for any purpose.

     11.11 In connection with activities pursuant to this Agreement, each party hereto shall bear its own costs and expenses except where otherwise expressly provided. Each party shall be responsible to invoice its End User licensees for sales and use taxes on all ILC and MLC where applicable under state law. For purposes of the above, the parties agree that Software is not custom software however described under any applicable state law. Any custom forms development efforts shall be separately charged for as services and not made part of the Software. Both parties agree upon reasonable request to have its Controller or similar financial official certify reports of payment amounts due the other party.

     11.12 All references to PMSC and to FSI shall include any controlled or majority owned subsidiaries of each as if they were expressly named and included. The covenants, obligations and warranties of this Agreement shall be deemed to apply to any controlled or majority owned subsidiaries of each of the parties such that a breach or violation of any of such covenants, obligations or warranties by any such controlled or majority owned subsidiary shall be deemed to be a breach by FSI or PMSC, respectively, and shall give rise to the same remedies against FSI or PMSC as if FSI or PMSC had itself breached or violated such provision. However, nothing herein grants a direct right of action against or places a party in privity with any such subsidiary.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


PMSC                                     FSI
POLICY MANAGEMENT SYSTEMS                FORMMAKER SOFTWARE, INC.
CORPORATION


BY:                                      BY:
    ----------------------------             -----------------------------
     (AUTHORIZED SIGNATURE)                   (AUTHORIZED SIGNATURE)

    ----------------------------             -----------------------------
     (NAME and DATE)                          (NAME and DATE)

    ----------------------------             -----------------------------
     (TITLE)                                  (TITLE)